EXHIBIT 1



March 31, 1999




Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

Re:	Mallon Resources Corporation ("Mallon")
	Form 12b-25 - Notification of Late Filing of 1998 Form 10-K

Dear Ladies and Gentlemen:

This letter will serve to confirm that we, as the independent public accountants of Mallon, have read the applicable sections of the Form 12b-25 referenced above and are in agreement with the statements made therein.


						Arthur Andersen LLP